Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES VERMILLION BASIN PRODUCTION AND COMPLETES RIG MOBILIZATION

Tuesday November 18, 2008, 8:00am ET

DENVER, Nov. 18 /PRNewswire-FirstCall/ —Kodiak Oil & Gas Corp. (NYSE Alternext US: KOG), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and Colorado and the Williston Basin of North Dakota and Montana, today provided a Vermillion Basin production update and announced the pending completion of rig mobilization in its Bakken oil play.

Vermillion Basin Operations Update—Sweetwater County, Wyoming

Kodiak today announced that its Horseshoe Basin Unit well, HSB #5-3 (non-operated, 50% WI; 41.7% NRI), was recently connected to sales.  During the first 6.5 days of production, the well produced 3,836 barrels of condensate and 21.7 million cubic feet of natural gas (MMcf).  Currently the well is producing 412 barrels of condensate and 2.19 MMcf of natural gas equivalents per day on a 24/64” choke with 850 psi flowing casing pressure.  The well was initially drilled and completed by Kodiak in November 2007.  Devon Energy now operates the well as part of the first quarter 2008 Vermillion Basin Exploration Agreement.  Drilling activity continues as noted in the Company’s last operations update, with drilling operations continuing on two horizontal wells.

In other Vermillion Basin activity, Kodiak participated in the completion of the shallower Almond and Ericson formations in the Whiskey Canyon Unit well, WCU #3 (non-operated, 13.3% WI; 11.4% NRI).  The well has been turned to sales at approximately 2.1 MMcf per day. Currently, production tubing is being run and the well will be returned to sales immediately following the completion of the tubing run.

Williston Basin Operations Update—Dunn County, North Dakota

Rigging up operations on Kodiak’s new-built rig are nearing completion.  The first well, the Moccasin Creek (MC) #16-34-2H well (60% WI - Kodiak operates), is expected to spud by the end of this week.  The well, located in the southwestern portion of Kodiak’s leasehold, will be drilled to a proposed true vertical depth of 10,300 feet, and a projected total measured depth of 15,700 feet.  Upon reaching total depth, the rig will skid to facilitate drilling of the MC #16-34H well (60% WI - Kodiak operates).  Completion work will commence after both wells are drilled and liners have been run in each lateral well bore.

The first two wells, the MC #16-34-2H and the MC #16-34H, will be drilled under a participation agreement, whereby Kodiak will pay 20% of the drilling and completion costs associated with the first, third, fifth and seventh wells drilled on lands included in the participating area for its 60% WI.  Kodiak’s joint venture partner will pay 80% of the wells’ costs for its 40% interest in each of those wells.  All other wells on the lands covered under the participation agreement will be drilled in proportion to the 60/40 percent working interest of each party.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp.  is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit http://www.kodiakog.com. The Company’s common shares are listed for trading on the NYSE Alternext US Exchange under the symbol “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development programs, the Company’s expectations regarding the timing and success of such programs and the timing and availability of financing to satisfy the capital requirements, and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, uncertainties regarding the Company’s liquidity and capital requirements and the availability and cost of capital necessary to fund the Company’s current plan of operations, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.